CANARY STAKED TRX ETF S-1/A

Exhibit 8.1

Chapman and Cutler LLP 320 South Canal Street, 27th Floor Chicago, Illinois 60606

August 19, 2026

Canary Staked TRX ETF

8 Cadillac Drive, Suite 300

Brentwood, TN 37027
Attention: Steven McClurg

Re:	Canary Staked TRX ETF

Ladies/Gentlemen:

We have acted as counsel for Canary Capital Group LLC., Sponsor of Canary Staked TRX ETF, a Delaware statutory trust (the “Trust”), in connection with the issuance of Shares of fractional undivided interests in the Trust (the “Shares”), under the Declaration of Trust and First Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of July 31, 2026 (the “Trust Agreement”) among Canary Capital Group LLC, a Delaware limited liability company, as sponsor (the “Sponsor) and CSC Delaware Trust Company (formerly Delaware Trust Company), as trustee (the “Trustee”). This opinion applies only to the Trust. Holders of beneficial interests in the Trust are referred to herein as the “Shareholders.” Any capitalized terms not defined herein have the meaning provided in the Trust Agreement.

Reliance and Review

In this connection, we have examined the preliminary prospectus of the Trust related to the Shares (the “Prospectus”), the Registration Statement on Form S-1 for the Shares, of which the Prospectus forms a part, the Trust Agreement, the Sponsor Agreement, the BitGo Custodial Services Agreement (the “Custodial Agreement”), the Liquidity Risk Policy of the Trust (the “Liquidity Program”) and such other instruments and documents, as we have deemed pertinent (the “Transaction Documents”). For purposes of this opinion, we are assuming that the relevant parties will at all times operate and be operated in accordance with the Transaction Documents. In addition, we are assuming that each of the assets deposited in the Trust is either TRX or cash required to by the terms of the Trust Agreement to be converted to TRX. Failure the parties to operate at all times in accordance with the Transaction Documents could result in federal and state tax treatment different from that described below.

August 19, 2026

Assumptions

You have informed us, and we are assuming that the assets of the Trust will consist of TRX and cash required to be converted to TRX or waiting to be distributed. All of the assets of the Trust constitute the “Trust Assets.” We have assumed that the Incidental Rights and IR Assets do not become trust assets. You have not requested us to examine, and accordingly we have not examined, any of the Trust Assets and express no opinion as to the federal or state income tax treatment thereof.

The Transaction Documents include certain representations by the Sponsor and the Trustee with respect to which we have no independent knowledge and have done no independent investigation. Such representations include, without limitation, that:  (i) the Trust will acquire and hold the Trust Assets solely for the account of the Shareholders; (ii) the activities of the Trust will consist of the investment in the Trust Assets, the collection of the income and proceeds from such investments, and the incidental replacement of Trust Assets and temporary borrowing or reinvestment of proceeds under limited and specified circumstances; and (iii) the Trust has not and will not (a) establish an office, (b) hire employees, or (c) conduct any acts not permitted by the Trust Agreement.

Opinions

Based upon the foregoing and assuming the accuracy of the aforementioned representations and assumptions on the date hereof, the discussion below as well as continuing satisfaction of such representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable:

(i)    We are of the opinion that, under existing federal income tax law, the Trust is not an association taxable as a corporation for federal income tax purposes but should be classified as a grantor trust and should be governed by the provisions of subpart E of Part I of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986, as amended (the “Code”),1 and treated as an investment trust under Treas. Reg. § 301.7701-4(c) and a widely held investment trust under Treas. Reg. § 1.671-5.

(ii)   Section 671 provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Shareholder should be treated as the owner of a pro rata portion of the Trust under Section 676. Therefore, a Shareholder should be considered as owning a pro rata share of each of the Trust Assets in the proportion that the number of Shares held by him or her bears to the total number of Shares outstanding. We are of the opinion that, under existing federal income tax law, (a) under subpart E, subchapter J of chapter 1 of the Code, income of the Trust should be treated as income of each Shareholder in the proportion described above, and an item of Trust income should have the same character in the hands of a Shareholder as it would have if the Shareholder directly owned a pro rata portion of the Trust’s assets and (b) each Shareholder should be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Shareholder if the Shareholder directly owned a pro rata portion of the Trust’s assets.

[1]	Except where otherwise indicated, references to sections are references to sections of the Code.

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(iii)  Although the discussion in the Prospectus under the heading “United States Federal Income Tax Consequences” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Shares, in our opinion, under existing federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States federal income tax matters. In this regard, please note that (a) we have not examined any of the Trust Assets and we are therefore unable to express an opinion, and we express no opinion as to the federal income tax treatment thereof and (b) the discussion under “Taxes” depends in part on the facts peculiar to individual Shareholders of which we have made no investigation and have no knowledge.

Our opinion is based on the Code and the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in such laws, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service, nor a court of law, and has no official status of any kind. The Internal Revenue Service or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

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Factual Background

Redeemable Securities

The Trust operates as an exchange traded fund (an “ETF”).

ETFs do not sell or redeem individual shares directly with investors. Instead, Authorized Participants2 (“APs”) that have contractual arrangements with the ETF (or its distributor) purchase and redeem ETF shares directly from the ETF in blocks of shares commonly called “creation units” (“Creation Units”). An AP may act as a principal for its own account when purchasing or redeeming Creation Units from the ETF. APs also may act as agent for others, such as market makers, proprietary trading firms, hedge funds, or other institutional investors, and receive fees for processing creation units on their behalf. Market makers, proprietary trading firms, and hedge funds, which can provide additional liquidity to the ETF market through their trading activity. Institutional investors may engage in primary market transactions with an ETF through an authorized participant as a way to efficiently hedge a portion of their portfolio or balance sheet or to gain exposure to a strategy or asset class.

ETF shares are traded on a national securities exchange and are continuously offered for sale. This means that under normal circumstances an AP may step forward at any time and submit an order to purchase or redeem a Creation Unit. Until the order is accepted by an ETF, the ETF generally has no right to force the AP to purchase or redeem Creation Units or to cancel or delay an AP’s a request to redeem.

Incidental Rights

A right to receive any such benefit of a fork or airdrop is referred to as an “Incidental Right” and any digital assets acquired through an Incidental Right as “IR Virtual Currencies.” The Trust Agreement provides, and the Sponsor has communicated to the Custodian, that the Trust disclaims all rights to Incidental Rights and IR Virtual Currencies.

If despite such disclaimer the Trust comes to possess an IR Virtual Currency, it shall cooperate with the applicable Custodian to segregate and transfer the rights to the IR Virtual Currency to the Sponsor, as agent of the Trust, until such time that such Custodian may initiate an “on-block chain” transaction to transfer such IR Virtual Currency to the custody of the Sponsor. Upon receipt of the IR Virtual Currency, the Sponsor shall take commercially reasonable efforts to promptly sell such IR Virtual Currency at market prices and distribute the proceeds of any such sale to the Shareholders of record on the record date for such Incidental Rights.

[2]	An “authorized participant” is a member or participant of a clearing agency registered with the Securities and Exchange Commission the (“SEC”), which has a written agreement with the ETF or one of its service providers that allows the authorized participant to place orders for the purchase and redemption of Creation Units.

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Staking

Pursuant to the Trust Agreement, to protect and conserve the Trust property, the Sponsor may stake the Trust’s TRX with one or more staking providers approved by the Sponsor. Any staking rewards generated from the Trust’s TRX holdings will, in part, accrue to the benefit of the Sponsor as partial compensation for its services to the Trust.

The Sponsor will stake the Trust’s TRX in accordance with the Sponsor’s liquidity risk management policy (the “Liquidity Risk Management Policy”), which is designed to satisfy the requirements of the Exchange’s listing rules. The Liquidity Risk Management Policy is designed to ensure that the Trust maintains sufficient liquidity.

The Staking Provider will utilize the hardware, software and services necessary to enable the establishment of validator nodes and stake the Trust’s TRX on the Tron Network. The Staking Program will be carried out by the Sponsor, who will be responsible for selecting one or Staking Providers. Under normal circumstances, the Sponsor will seek to stake all of the Trust’s TRX through the Staking Providers, except for TRX reserved by the Sponsor in its sole discretion to facilitate foreseeable redemption transactions, pay Trust expenses or otherwise protect the Trust and its assets. The Sponsor anticipates that at least 90% of the Trust’s TRX will be staked under normal circumstances. The Trust will not have any direct contractual relationship with the Staking Providers.

The Custodial Agreement provides that the Custodian is not acting as an agent or a partner of the Trust.

The Liquidity Program provides objective and mechanical tests for the unstaking of assets. The Trust is not required to give additional direction or make discretionary decisions in regard to the amount of TRX staked. The Liquidity Program does not permit staking or un-staking to take advantage of market fluctuations.

The Sponsor may exercise discretion as to the amount the Trust’s TRX to be staked or timing of the staking activities (other than as is incidental in establishing or deactivating validator nodes). However, the discretion must be exercised to protect and conserve the Trust property. Under normal circumstances, the Sponsor will seek to stake all of the Trust’s TRX except for TRX reserved by the Sponsor in its sole discretion to facilitate foreseeable redemption transactions, pay Trust expenses or otherwise protect the Trust and its assets. The Custodian will maintain, on behalf of the Trust, exclusive possession and control of the private keys associated with any staked TRX at all times. Additionally, as part of the “activating” and “exiting” processes of TRX staking, any staked TRX will be inaccessible for a period of time determined by a range of factors, resulting in certain liquidity risks that the Sponsor will manage.

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Because under normal circumstances, the Sponsor will seek to stake all of the Trust’s TRX through the Staking Providers, except for TRX reserved by the Sponsor in its sole discretion to facilitate foreseeable redemption transactions, pay Trust expenses or otherwise protect the Trust and its assets, the decision of the Sponsor to stake or not to stake will not be a power to vary the investment of the Shareholders to take advantage of market fluctuations.

The Sponsor anticipates that it will engage in staking with respect to all of the Trust’s TRX at all times, except as necessary (i) to pay the Sponsor’s Fee, (ii) to pay any additional Trust expenses, (iii) to satisfy existing and reasonably foreseen potential redemption requests as determined by the Sponsor, (iv) to reduce the TRX obtained by the Trust as Staking Provider Consideration to cash for distribution at regular intervals, (v) if the Sponsor determines that Staking raises significant governmental, policy or regulatory concerns or is subject or likely subject to a specialized regulatory regime, (vi) if the Sponsor determines there exists vulnerabilities in the source code or cryptography underlying the Tron Network, (vii) if the Custodian or Staking Providers discontinue their arrangements with the Trust, or (viii) if the Sponsor otherwise determines that continued Staking of such portion of the Trust’s assets would be inconsistent with the Trust’s purpose of protecting and preserving the value of the Trust Estate. All TRX received by the Trust in connection with the creation of new Shares, or as Staking consideration, would also be staked upon receipt by the Trust, unless one or more of the exceptions described in clauses (i)-(viii) above applies.

The Custodial Agreement provides that the staking consideration will be determined by a separate fee schedule (the “Staking Consideration”). The Staking Consideration will be based upon a percentage of the gross staking rewards. The Trust and the Staking provider will each bear their own expenses, except that the Sponsor has agreed to pay all of the Trust’s expenses relating to staking. The Staking Provider Consideration will be paid from the proceeds of the staking program received by the Trust.

The Trust’s staking program involves the temporary loss of the ability to transfer or otherwise dispose of the Trust’s TRX. The Sponsor expects that under normal conditions, the Trust will regain completed control over the Trust’s TRX within two to three days of instructing the Custodian to unstake or “exit” the Trust’s staked TRX positions. However, there can be no guarantee that such process will result in the Trusts regaining complete control of its TRX in time to satisfy its current obligations. Accordingly, the Trust has adopted a Liquidity Program to manage the risks to the Trust. The Liquidity Program provides the Sponsor with a number of options to manage the liquidity of the Trust’s assets in times of stress[, including the use of a credit facility (including a credit facility with the Sponsor or its affiliates acting as lender), a temporary extension of the settlement timeline for redemption orders, or a temporary suspension of redemption orders].

August 19, 2026

The Liquidity Program is designed to ensure that the Trust is able, under reasonably foreseeable stressed market conditions, to fulfill its regulatory obligations to meet redemption orders tendered by its APs in the normal course of business notwithstanding the staking and associated unstaking (“cool-down”) mechanics of the Tron network. Because the Trust is intended to be classified as a grantor trust for U.S. federal income tax purposes, the Liquidity Program is entirely mechanical in its operation and confers no discretionary authority on the Sponsor to vary the composition of the Trust’s assets to take advantage of market fluctuations; rather, it establishes pre-set, nondiscretionary procedures that are automatically implemented upon the occurrence of objectively measurable triggers related to redemption request which the Trust is statutorily obligated to comply with. The Liquidity Program may only be used to satisfy a redemption request. No draw on the liquidity facility may be permitted to be outstanding more than seven days.

Discussion

Grantor Trusts Generally

In general, the term “trust” as used in the Code refers to an arrangement created either by a will or by an inter vivos declaration whereby trustees take title to property for the purpose of protecting or conserving it for the beneficiaries under the ordinary rules applied in chancery or probate courts.3  Generally speaking, an arrangement will be treated as a trust under the Code if it can be shown that the purpose of the arrangement is to vest in trustees responsibility for the protection and conservation of property for beneficiaries who cannot share in the discharge of this responsibility and, therefore, are not associates in a joint enterprise for the conduct of business for profit.4

A fund intended to be a grantor trust may either be formed as a trust under a statutory provision or under common law.5

An arrangement formed as a trust and treated as a trust for U.S. tax purposes, need not necessarily be a grantor trust. Estate planning trusts may be complex trusts6 or simple trusts7 rather than grantor trusts. A grantor trust is a trust in respect of which the grantor is treated as the owner of the trust’s property for U.S. federal income tax purposes, because a certain rights or powers in respect of the trust that are held by the grantor.

[3]	Treas. Reg. § 301.7701-4(a).
[4]	Treas. Reg. § 301.7701-4(a).
[5]	See Rev. Rul. 2004-86, 2004-2 C.B. 191.
[6]	A complex trust is a trust other than a simple trust or a grantor trust. Treas. Reg. § 1.651(a)-1.
[7]	A simple trust is a trust the terms of which provide that all of its income is required to be distributed currently and do not provide that any amounts are to be paid, permanently set aside or used for charitable purposes. I.R.C. § 651(a).

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Subpart E of Subchapter J of Chapter 1 of Subtitle A was added to the Code in 1954 providing that, under certain circumstances, a grantor is treated as the owner of trust property and income of the portion of the trust in respect of which the grantor is treated as owner is included in the computation of the grantor’s taxable income.

Section 671 provides that where the grantor or another person is treated as the owner of any portion of a trust, the items of income, deduction and credits attributable to the portion of the trust treated as owned by the grantor or other person are included in computing taxable income and credits of the grantor or other person.

Section 673 provides that the grantor of a trust will be treated as the owner of any portion of a trust in respect of which the grantor has a revisionary interest in either the corpus or the income, if, as of the inception of that portion of the trust, the value of such interest exceeds 5% of the value of such portion. Section 674(a) provides that the grantor shall be treated as the owner of any portion of a trust in respect of which the beneficial enjoyment of the corpus or the income therefrom is subject to a power of disposition, exercisable by the grantor or a nonadverse party, or both, without the approval or consent of any adverse party. Section 677 states that the grantor shall be treated as the owner of any portion of a trust, whether or not the grantor is treated as such owner under Section 674, whose income without the approval or consent of any adverse party is, or, in the discretion of the grantor or a nonadverse party, or both, may be distributed to the grantor or the grantor's spouse.

Treas. Reg. § 1.671-2 provides that a grantor includes any person who acquires an interest in a trust from a grantor of the trust if the interest is an interest in certain investment trusts described in Treas. Reg. § 301.7701-4(c).

Thus, the Shareholders of the Trust should be treated as grantors of the Trust under Treas. Reg. § 1.671-2.

Power to Vary

Treas. Reg. § 301.7701-4(c)(1) provides that an investment trust will be treated as a business entity if the trustees have a power to vary the investment of the trust certificate holders. In Commissioner v. North American Bond Trust,8 the court stated that a power to vary the investment of the certificate holders exists if there is managerial power under the trust instrument that enables a trust to take advantage of market variations to improve the investment of the investors. The court held that a power to acquire new bonds upon the admission of new investors, where existing investors would acquire a pro rata interest in the new bonds, was a power to vary the investment of the existing investors, as the power allowed the trustee to take advantage of market variations in a manner that could improve the investment of the original investors.

[8]	Comm’r v. N. Am. Bond Trust, 122 F.2d 545 (2d Cir. 1941), cert. denied, 314 U.S. 701 (1942).

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Although a trustee may not actually exercise all the powers and discretion granted under the trust agreement, the parties are not at liberty to say that their purpose was other or narrower than that which they formally set forth in the instrument under which their activities were conducted.9 The IRS has consistently indicated through rulings and regulations that powers granted in the organizational documents of an entity will be determinative of the issue of the entity's objectives. The existence of a power to vary the beneficiaries’ investment, although only contingent in form, will cause a trust to be classified as something other than a trust for federal income tax purposes.10 In particular, if a trustee has the power to invest, sell, and reinvest the assets of the trust for the benefit of the beneficiaries of a trust, such power will be viewed as an impermissible power to vary investments, and the trust will be classified as a business entity.

For example, in Rev. Rul. 78-371,11 the IRS ruled that a real estate trust, which was formed to collect and distribute income from the trust property, was a business entity where the trustees had the power to change the property into which the trust assets were invested.12 In contrast, in Rev. Rul. 79-77,13 the IRS ruled that a real estate trust, which was similarly formed to act as a signatory to leases and collect and distribute the income from the property, was organized to conserve property (and, thus, treated as a trust) because the trustees lacked the powers given to the trustees in Rev. Rul. 78-371.14

[9]	Helvering v. Coleman-Gilbert Associates, 296 U.S. 369, 374, (1935), XV-1 C.B. 261 (1936).
[10]	Comm’r v. N. Am. Bond Trust, 122 F.2d 545, 546 (2d Cir. 1941), cert. denied, 314 U.S. 701 (1942).
[11]	Rev. Rul. 78-371, 1978-2 C.B. 344.
[12]	The trustees had the power to:

(a)          purchase and sell contiguous or adjacent real estate;

(b)          accept and retain contributions of contiguous or adjacent real estate from the beneficiaries or members of their families;

(c)          raze or erect any building or other structure and make any improvements they deem proper on the land originally donated to the trust or on any adjacent or contiguous land subsequently acquired by the trust; and

(d)          borrow money and mortgage and lease the property.

[13]	Rev. Rul. 79-77, 1979-1 C.B. 448.
[14]	See also Rev. Rul. 77-349, 1977-2 C.B. 20 and Rev. Rul. 84-10, 1984-1 C.B. 155 (mortgage-back security pool classified as a trust where trustee did not have the power to vary the investments).

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In Revenue Ruling 77-261,15 the IRS concluded that the investment and reinvestment in money market instruments created a power to vary for the purposes of Treas. Reg. § 301.7701-4(c). However, the IRS had separately concluded that the short-term investment in liquid assets before the next distribution date does not create a power to vary.16

None of the Trust Agreement, the Staking Agreement or the Liquidity Risk Policy creates as right of any person to vary the interest of the certificate holders to take advantage of market fluctuations.

Trusts Undertaking Business Activity

There are other arrangements which are known as trusts because the legal title to property is conveyed to trustees for the benefit of beneficiaries, but which are not classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries.17 These trusts, which are often known as business or commercial trusts, generally are created by the beneficiaries simply as a device to carry on a profit-making business which normally would have been carried on through business organizations that are classified as corporations or partnerships under the Code.18 However, the fact that the corpus of the trust is not supplied by the beneficiaries is not sufficient reason in itself for classifying the arrangement as an ordinary trust rather than as an association or partnership.19 The fact that any organization is technically cast in the trust form, by conveying title to property to trustees for the benefit of persons designated as beneficiaries, will not change the real character of the organization if the organization is more properly classified as a business entity under Treas. Reg. § 301.7701-2.20

In classifying an arrangement as a trust or other business entity for tax purposes, “there is no one rule or set formula,” and “[e]ach case must be decided upon its own particular facts.”21  The seminal case is Morrissey v. Commissioner.22  There, the Supreme Court held that a trust created for developing tracts of land and constructing and operating a golf course was properly classified and taxed as “an association” (i.e., a business trust), rather than an ordinary trust, based on its “character” and “salient features,” including the trustees' “use and adaptation of the trust mechanism.”23  The Court applied Morrissey's fact-specific approach in three companion cases decided that same day.24

[15]	1977-2 C.B. 45.
[16]	Rev. Rul. 75-192, 1975-1 CB 384. In PLR 201827002 (July 6, 2018), PLR 8905011 (Oct. 28, 1988), and PLR 8321033 (Feb. 17, 1983), the IRS applied this concept to investments in money market funds.
[17]	Treas. Reg. § 301.7701-4(b).
[18]	Id.
[19]	Id.
[20]	Id.
[21]	Keating-Snyder Tr. v. Comm'r, 126 F.2d 860, 862 (5th Cir. 1942); see also Comm'r v. Horseshoe Lease Syndicate, 110 F.2d 748, 749 (5th Cir. 1940) (“the facts of each case[] must control”).
[22]	Morrissey v. Commissioner, 296 U.S. 344 (1935).

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An arrangement's most relevant features for tax-classification purposes are its “nature,” “purpose,” and “operations.”25  The form of organization under which the arrangement operates “may furnish persuasive evidence” of a classification but “cannot be regarded as decisive.”26  No feature is dispositive; they “all go to the point of whether the trust is being used to achieve the organizational conveniences of the corporate form.”27

In assessing these features, the arrangement's organizing documents are determinative.28  As the Supreme Court has explained, “parties are not at liberty to say that their purpose was other or narrower than that which they formally set forth in the instrument under which their activities were conducted.”29

Both associates and an objective to carry on business for joint profit are necessary for association status.30

To be engaged in a trade or business, the taxpayer must be involved in the activity with continuity and regularity and the taxpayer’s primary purpose for engaging in the activity must be for income or profit.31 The Supreme Court has held that the managing of the taxpayer’s own investments is not a trade or business.32 However, a taxpayer that trades with reasonable frequency in an effort to catch daily market movement and profit on a short-term basis may be a trader rather than an investor.33 A trader is viewed as being in a trade or business and does not have investment interest expense.34

[23]	Id. at 359–61.
[24]	See Swanson v. Comm'r, 296 U.S. 362 (1935); Helvering v. Coleman-Gilbert Assocs., 296 U.S. 369 (1935); Helvering v. Combs, 296 U.S. 365 (1935).
[25]	Morrissey, 296 U.S. at 357; Swanson, 296 U.S. at 365.
[26]	Morrissey, 296 U.S. at 358.
[27]	Guar. Emps. Ass'n v. United States, 241 F.2d 565, 571 (5th Cir. 1957).
[28]	See Swanson, 296 U.S. at 363–65; Morrissey, 296 U.S. at 360–61.
[29]	Coleman-Gilbert, 296 U.S. at 374.
[30]	Anethesia Service Medical Group. v. Comm’r, 85 T.C. 1031 (1985). See also Morrissey v. Commissioner, 296 U.S. 344 (1935); Rohman v. United States, 275 F.2d 120 (9th Cir. 1960); Outlaw v. United States, 494 F.2d 1376 (Ct. Cl. 1974).
[31]	Commissioner v. Groetzinger, 480 U.S. 23 (1987).
[32]	Higgins v. Commissioner, 312 U.S. 212, 218 (1941). (“The [taxpayer] merely kept records and collected interest and dividends from his securities, through managerial attention for his investment. No matter how large the estate or how continuous or extended the work required may be, such facts are not sufficient as a matter of law to permit the courts to reverse the decision of the Board.”). The court in Groetzinger accepted that Higgins “must stand for the proposition that full-time market activity in managing and preserving one’s own estate is not embraced within the phrase ‘carrying on a business,’ and that salaries and other expenses incident to the operation are not deductible as having been paid or incurred in a trade or business.” Groetzinger, at 30.
[33]	King v. Commissioner, 89 TC 445, acq. 1988-2 CB 1.
[34]	Id.

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For a non-U.S. corporation to be engaged in a trade or business within the United States, the non-U.S. corporation's profit-oriented activities in the United States must be considerable, continuous, and regular.35 The conduct of activities in the United States that are ministerial and ancillary to a business conducted outside the United States are not sufficient to give rise to a trade or business in the United States.36 Mere managerial attention to investments is also insufficient to cause a non-U.S. person to be engaged in a trade or business within the United States.37 An investor is "primarily interested in the long term growth potential of [the investor's] stocks."38 By contrast, a non-U.S. bank was "engaged in business" when the bank engaged in multiple financial transactions through U.S. brokers, including the purchase and sale of securities, taking deposits, participating in underwriting syndicates, and other monetary transactions.39

If a trustee has additional powers under the trust agreement such as the power to do one or more of the following: (i) dispose of the trust’s property and acquire new property; (ii) renegotiate the lease of the trust’s property with the original lessee or enter into leases with tenants other than the original lessee; (iii) renegotiate or refinance the obligation used to purchase the trust’s property; (iv) invest cash received to profit from market fluctuations; or (v) make more than minor non-structural modifications to the trust’s property not required by law, the trust will be a business entity.40

The Trust itself is formed only to hold and protect the corpus of its assets. The Staking Agreement has entered into to provide a return on its investments, but the Trust is not engaging in sufficient activity to viewed as being in a trade or business.

[35]	See De Amodio v. Comm'r, 34 T.C. 894, 906 (1960) aff'd, 299 F.2d 623 ( 3rd Cir. 1962); Lewenhaupt, 20 T.C. at 163 (1953); Pinchot v. Comm'r, 113 F.2d 718, 719 (2d Cir. 1940).
[36]	Scottish American Investment Co. v. Comm'r, 12 T.C. 49, 59 (1949).
[37]	Higgins v. Comm'r, 312 U.S. 212 (1941); Wilson v. United States, 376 F.2d 280, 293 (Ct. Cl. 1967) ("managing one's own investments in securities is not the carrying on of a trade or business").
[38]	Van der Lee v. Comm’r, 501 Fed Appx. 30 (2d Cir. 2012).
[39]	Berliner Handels-Gesellschaft v. United States, 30 F. Supp. 490 (Ct. Cl. 1939), cert. den., 309 U.S. 670 (1940).
[40]	Rev. Rul. 2004-86, 2004-2 C.B. 191.

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Agency

However, if the Staking Provider or the validator were the agents of the Trust, the activities of the Staking Provider or the validator could be attributed to the Trust.

As a general rule, the United States does not attribute the activities of one taxpayer to another.41 However, one of the exceptions is when the person undertaking the activity directly is the agent of the second taxpayer.42 The U.S. Supreme Court indicated in National Carbide Corporation that:

Whether the corporation operates in the name and for the account of the principal, binds the principal, by its actions, transmits money received to the principal, and whether receipt of income is attributable to the services of employees of the principal and to assets belonging to the principal are some of the relevant considerations in determining whether a true agency exists.43

As a general matter, in determining whether a non-U.S. person is engaged in a trade or business within the United States, activities undertaken on behalf of the non-U.S. person by an agent are considered to be performed by the non-U.S. person, regardless of the degree of control the non-U.S. person exercises over the agent. For example, in De Amodio, the Tax Court held that a non-U.S. Person was engaged in a trade or business in the United States when the non-U.S. person acquired real property through a real estate agent and managed the properties through other local real estate agents.44 The Tax Court in De Amodio concluded that the non-U.S. person's conduct of considerable, continuous, and regular activities “through his agents in the United States” caused the nonresident non-U.S. person to be engaged in trade or business in the United States.45 The court did not consider any specifics of the non-U.S. person's relationship with his agents, such as whether the nonresident had entered into written agreements with the agents. Nor did the Tax Court in De Amodio describe as relevant, for purposes of determining whether the non-U.S. person had a trade or business within the United States, the degree of control that the non-U.S. person exercised over the non-U.S. person’s agents, whether the agents had the power to bind the non-U.S. person, or whether the agents were “independent.”46

[41]	National Carbide v. Comm’r, 336 U.S. 422 (1949).
[42]	See Adda v. Comm'r, 10 T.C. 273, 277-78 (1948), aff'd, 171 F.2d 457 (4th Cir. 1948) (concluding that a nonresident non-U.S. person engaged in a trade or business within the United States when the nonresident, non-U.S. person granted a U.S.-resident agent authority to use the agent’s discretion in trading commodity futures for the nonresident, non-U.S. person's account); Lewenhaupt v. Comm’r, 20 T.C. 151, 163 (1953), aff’d, 221 F.2d 227 (9th Cir. 1955) (concluding that a nonresident, non-U.S. person engaged in trade or business in the United States when the nonresident, non-U.S. person managed real property through an agent with “a broad power of attorney which included the power to buy, sell, lease, and mortgage real estate” on the nonresident, non-U.S. person's behalf); Rev. Rul. 55-617, 1955-2 C.B. 774 (holding that a non-U.S. corporation was engaged in trade or business within the United States when it marketed goods in the United States through an independent “commission agent”). For the purposes of simplicity of language, a “non-resident, non-U.S. person” will simply be referred to as a “non-U.S. person” for the remainder of this article.
[43]	National Carbide v. Comm’r, 336 U.S. 422 (1949).
[44]	De Amodio v. Comm’r, 34 T.C. 894, 909 (1960).
[45]	De Amodio, 34 T.C. at 905-06.
[46]	The Tax Court held that the non-U.S. person’s agents were independent agents for purposes of the U.S.-Switzerland income tax treaty, such that the non-U.S. person was not treated as having a U.S. permanent establishment in the United States. De Amodio, 34 T.C. at 909.

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The distinction between an agency relationship and one of a mere service provider and recipient turns not on the ability to provide direction but instead on when that direction may be provided.47 Service recipients need not accept whatever might strike a service provider’s fancy. In a relationship of service provider and recipient, however, any instructions that limit the provider’s discretion must be given at the outset: The recipient cannot vary the instructions midstream.48 By contrast, the principal in an agency relationship can give interim instructions. Section 1.01 of the Restatement of Agency49 defines “agency” as “the fiduciary relationship that arises when one person (a ‘principal’) manifests assent to another person (an ‘agent’) that the agent shall act on the principal’s behalf and subject to the principal’s control, and the agent manifests assent or otherwise consents so to act.” As that definition suggests, “the principal’s right to control the agent’s actions” is “[a]n essential element of agency.”50 Not only can the principal “initially state[] what the agent shall and shall not do”; the principal also “has the right to give interim instructions or directions to the agent once their relationship is established.”51 It is “[t]he power to give interim instructions [that] distinguishes principals in agency relationships from those who contract to receive services provided by persons who are not agents.”52

The Custodial Agreement provides that the Custodian is not acting as an agent or a partner of the Trust.

The Liquidity Risk Policy provides objective and mechanical tests for the unstaking of assets held pursuant to the Staking Program. The Trust is not required to give additional direction or making discretionary decisions in regard to the amount of TRX staked.

[47]	YA Global Investments v. Comm’r, 161 TC 183 (2023).
[48]	Id.
[49]	Restatement (Third) of Agency (Am. L. Inst. 2006) (“Restatement of Agency”).
[50]	Id. cmt. f.
[51]	Id.
[52]	Id.

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Existence of a Partnership

General Rules

As a general rule, all the facts and circumstances of an arrangement is taken into consideration in determining whether a partnership exists.

I.R.C. §§ 761(a) and 7701(a)(2) define a partnership as a syndicate, group, pool, joint venture, or other unincorporated organization, through or by means of which any business, financial operation, or venture is carried on, and which is not a trust or estate or a corporation. The definition is quite broad and, as mentioned above, the definition may cause some undertakings that are not business entities for state law purposes to be treated as partnerships for federal tax purposes.

The existence of a valid partnership depends on all of the facts, including the agreement of the parties, the conduct of the parties in execution of its provisions, their statements, the testimony of disinterested persons, the relationship of the parties, their respective abilities and capital contributions, the actual control of income and the purposes for which it is used, and any other facts throwing light on the parties’ true intent (the factors just listed are known as the “Culbertson factors”). The analysis of the Culbertson factors shows whether the parties in good faith and action, with a business purpose, intended to join together for the present conduct of an undertaking or enterprise.53 Controversies may develop, however, as to whether the entity has been formed for a valid business or financial purpose and whether the entity has been formed other than on a transitory basis.54

In Luna v. Commissioner,55 the Tax Court distilled the principles of Tower and Culbertson to the following factors as being relevant in evaluating whether parties intend to create a partnership for federal income tax purposes (the “Luna factors”):

the agreement of the parties and their conduct in executing its terms; the contributions, if any, which each party has made to the venture; the parties’ control over income and capital and the right of each to make withdrawals; whether each party was a principal and coproprietor, sharing a mutual proprietary interest in the net profits and having an obligation to share losses, or whether one party was the agent or employee of the other, receiving for his services contingent compensation in the form of a percentage of income; whether business was conducted in the joint names of the parties; whether the parties filed Federal partnership returns or otherwise represented to respondent or to persons with whom they dealt that they were joint venturers; whether separate books of account were maintained for the venture; and whether the parties exercised mutual control over and assumed mutual responsibilities for the enterprise.56

[53]	Commissioner v. Culbertson, 337 U.S. 733 (1949); ASA Investerings Partnership v. Commissioner, 201 F.3d 505 (D.C. Cir.), cert. denied, 531 U.S. 871 (2000); TIFD III-E, Inc. v. United States, 342 F. Supp. 2d 94, rev’d 459 F.3d 220 (2d Cir. 2006).
[54]	See e.g., Comm’r v. Tower, 327 U.S. 280 (1946); ASA Investerings Partnership v. Comm’r, 201 F.3d 505 (D.C. Cir. 2000).
[55]	42 T.C. 1067 (1964).
[56]	Id. at 1077–78. See also Estate of Kahn v. Comm’r, 499 F.2d 1186 (2d Cir. 1974).

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None of the Culbertson factors or the Luna factors is conclusive of the existence of a partnership. In Culbertson, the Supreme Court rejected the notion that there exists a set of specific criteria for determining whether or not a partnership exists for tax purposes. Instead, all of the facts must be considered to determine whether the parties “intended to join together in the present conduct of the enterprise.”57

The only factor that would indicate that the Staking Agreement might create a partnership is that the parties divide the Staking rewards based on the gross receipts.

Compensation Based on Gross Income

The owner of a business may agree to compensate a hired manager or key employee with a percentage of the income of the business, or a broker may be retained to sell property for a commission based on the net or gross sales price without creating a partnership for tax purposes.58 Even though both arrangements may culminate in a division of profits, neither constitutes a partnership unless the arrangement results in the parties' becoming coproprietors.59

In Estate of Smith,60 an investment manager characterized the contracts with its customers as joint venture agreements. Although the agreements gave the investment manager a percentage of the profits, the court found that the investment manager had no economic interest in the capital or commodities purchased, no right to withdraw funds, and no right to a distribution on termination of the relationship. Under these circumstances, the court concluded that no partnership was created for tax purposes.

In Luna v. Commissioner,61  the Tax Court held there was no partnership where the taxpayer was to receive a percentage of the renewal commissions from an insurance policy he had designed in exchange for his management services to the insurance company. In so holding, we focused on the following: That neither the taxpayer nor the insurance company in any way indicated, prior to the suit, an intent to join together as partners; partnership tax returns were not filed, and neither party held itself out to others as a joint venturer with the other party; the taxpayer was not authorized to engage in the insurance business except as an agent selling insurance policies; and the taxpayer and the insurance company would not and did not share in any losses resulting from the sale of the new type of policy.

[57]	337 U.S. at 742.
[58]	Comtek Expositions, Inc. v. Comm’r, 85 T.C.M. (CCH) 1280 (2003), ), aff’d, 99 Fed Appx 343 (2d Cir. 2004).
[59]	Id.
[60]	313 F.2d 724 (8th Cir. 1963).
[61]	Luna v. Commissioner, 42 T.C. 1067 (1964),

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In Estate of Smith,62 an investment manager characterized the contracts with its customers as joint venture agreements. Although the agreements gave the investment manager a percentage of the profits, the court found that the investment manager had no economic interest in the capital or commodities purchased, no right to withdraw funds, and no right to a distribution on termination of the relationship. Under these circumstances, the court concluded that no partnership was created for tax purposes.

Similarly, the payment of attorney’s fees from the proceeds of the settlement of a lawsuit did not create a partnership between the taxpayer and the attorney.63

The only factor that would indicate that the Staking Agreement might create a partnership is that the parties divide the Staking rewards based on the gross receipts. Because the parties have not otherwise held themselves out or indicated that there is an intent to create a partnership, the sharing based on gross receipt is not sufficient to indicate a partnership exists.

Treasury Guidance on the Disguised Sale of Services

The legislative history behind I.R.C. § 707 provides some guidance in determining whether a service provider is receiving a distribution in the service provider’s capacity as a partner.64

According to the Senate Finance Committee Report, the first and generally the most important factor is whether the payment is subject to an appreciable risk.65 Equity owners of all sorts generally make profits based upon the success of the business venture, while third parties generally receive payments that are not subject to this risk (except to the extent that a failed business may not be able to pay its creditors). An allocation and related distribution provided for a partner that subjects the partner to significant entrepreneurial risk as to both the amount and the fact of payment generally should be recognized as an allocation of a partner’s distributive share and a partnership distribution. In contrast, a distribution provided for a service partner that involves limited risk as to amount and payment should generally be treated as a fee under I.R.C. § 707(a), if the services are not performed in the partner’s capacity as a partner.

Whether an arrangement lacks significant entrepreneurial risk is based on the service provider’s entrepreneurial risk relative to the overall entrepreneurial risk of the partnership.66 For example, a net profits interest in a partnership that invests in high-quality debt instruments may have entrepreneurial risk relative to the overall risk of the partnership investment strategy, even though that risk might be less than a net profits interest in a partnership that invests in volatile or unproven businesses.

[62]	313 F.2d 724 (8th Cir. 1963).
[63]	Allum v. Comm’r, TC Memo 2005-177 (2005). See Kessler v. Commissioner, T.C. Memo. 1982-432 (merely providing compensation to an employee or independent contractor on a contingent fee basis, as is common among attorneys, does not convert the relationship to a partnership for federal tax purposes).
[64]	S. Rep. No. 169, vol. 1, 98th Cong., 2d Sess. 227 (Apr. 2, 1984).
[65]	Id.
[66]	Prop. Reg. § 1.707-2(c)(1).

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Prop. Reg. § 1.707-2(c)(1)(i) through (v) lists facts and circumstances that create a presumption that an arrangement lacks significant entrepreneurial risk. The presumption may be overcome if other facts and circumstances can establish the presence of significant entrepreneurial risk by clear and convincing evidence. The types of arrangements listed describe circumstances in which the risk to the service provider has been reduced so that there is a high likelihood that the service provider will receive an allocation of income or gain regardless of the overall success of the business operation. The arrangements listed include (i) capped allocations of partnership income if the cap would reasonably be expected to apply in most years,67 (ii) allocations for one or more years under which the service provider’s distributive share of income is reasonably certain,68 (iii) allocations of gross income items,69 (iv) allocations (under a formula or otherwise) that are predominantly fixed in amount, reasonably determinable under all the facts and circumstances, or designed to assure that sufficient net profits are highly likely to be available to make the allocation to the service provider (for example, if the partnership agreement provides for an allocation of net profits from specific transactions or accounting periods and this allocation does not depend on the long-term future success of the enterprise),70 and (v) arrangements in which a service provider either waives its right to receive payment for the future performance of services in a manner that is non-binding or fails to timely notify the partnership and its partners of the waiver and its terms.71

Under Prop. Reg. § 1.704-1(c)(1)(i) and (iii), capped allocations of income and gross income allocations are presumed to lack significant entrepreneurial risk. No additional facts and circumstances in the example indicate that the arrangement does in fact have entrepreneurial risk by clear and convincing evidence. Thus, the special allocation lacks significant entrepreneurial risk. Accordingly, the special allocation provides for a disguised payment for services as of the date that A and ABC enter into the arrangement and, pursuant to Prop. Reg. § 1.707-2(b)(2)(ii), should be included in income by A in the time and manner required under applicable law as determined by applying all relevant sections of the Code to the arrangement.

The second factor mentioned by the Senate Finance Committee Report in the legislative history behind Section 707 is whether the partner status of the recipient is transitory. If a so-called partner has claimed partnership status for only a short period, it suggests that a payment to the transitory partner is a fee or is in return for property under Section 707(a).72

[67]	Prop. Reg. § 1.707-2(c)(1)(i).
[68]	Prop. Reg. § 1.707-2(c)(1)(ii).
[69]	Prop. Reg. § 1.707-2(c)(1)(iii).
[70]	Prop. Reg. § 1.707-2(c)(1)(iv).
[71]	Prop. Reg. § 1.707-2(c)(1)(v).
[72]	Id.

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The third factor in the Senate Finance Committee Report is whether a distribution to a partner is close in time to the partner’s performance of services for, or transfers of property to, the partnership.73 A distribution close in time to the performance of services or the transfer of property is more likely to be related to the services or property.

The fourth factor from the Senate Finance Committee Report is whether the recipient of a distribution became a partner primarily to obtain tax benefits for himself or the partnership, such as the avoidance of capitalization requirements, which would not have been available if the recipient had rendered services to the partnership in a third-party capacity.74 Although ordinary and necessary business expenses are generally deductible in the year paid or accrued,75 in a variety of circumstances a taxpayer is required to add otherwise deductible expenses to the basis of an asset and amortize or depreciate the expenses as part of the asset’s basis.76 Although an allocation of income is, strictly speaking, not a deduction to the partnership, it has a very similar effect in that it removes the allocated income from the other partners’ taxable income. Thus, an allocation of income that is respected in circumstances where an expense would be required to be capitalized has the result of accelerating the tax benefit of the expense.

The fifth factor from the Senate Finance Committee Report is whether the value of the recipient’s interest in partnership profits is generally small in relation to the allocation in question.77 In other words, if a partner has a very small continuing interest, but for a period of time (probably contemporaneous with the period during which services or property are being provided) the partner has a disproportionately large interest, this factor suggests that a distribution based on the disproportionately large interest is being paid to the partner in a third-party capacity.

The sixth factor from the Senate Finance Committee Report is whether the partnership maintains capital accounts under the rules of Treas. Reg. § 1.704-1(b)(2)(iv) and otherwise economically respects the capital accounts so that allocations which are disguised payments for capital may be economically unfeasible and therefore less likely to occur.78 From the Regulations promulgated under I.R.C. § 707(a)(2), discussed below, one could conclude, however, that the Treasury is less optimistic than the Senate Finance Committee appears to have been about the effectiveness of the capital account maintenance rules in preventing disguised sales.

[73]	Id.
[74]	Id. at 228.
[75]	See I.R.C. § 162.
[76]	See I.R.C. §§ 263, 263A.
[77]	S. Rep. No. 169, vol. 1, 98th Cong., 2d Sess. 228 (Apr. 2, 1984).
[78]	S. Rep. No. 169, vol. 1, 98th Cong., 2d Sess. 228 (Apr. 2, 1984).

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The Senate Finance Committee Report also provided the following example: An office building to be constructed by a partnership is projected to generate at least $100,000 per year indefinitely from high-credit tenants. The architect for the partnership, who usually charges $40,000 for her services, contributes cash for a 25% interest in the partnership and receives both a 25% distributive share of net income for the life of the partnership, and a disproportionate allocation of $20,000 of partnership gross income for the first two years of partnership operations after lease-up. The projections indicate that there will be sufficient cash-flow to pay $20,000 to the architect in each of the first two years, and the agreement requires such a distribution. The report concludes that the $20,000 disproportionate gross income allocation and partnership distribution should be treated as a fee under I.R.C. § 707(a), rather than as a distributive share. The report indicated that the factors which contribute to this conclusion are: (i) the allocation is fixed in amount and there is a substantial probability that there will be sufficient income and cash to make the allocation/distribution; (ii) the allocation is disproportionate to the architect’s general interest in the partnership; (iii) the distribution is fairly close in time to the services provided; and (iv) it is not unreasonable to conclude from all the facts and circumstances that the architect became a partner primarily for tax-motivated reasons. If, on the other hand, the project were a “spec building,” and the architect assumed significant entrepreneurial risk that the partnership would be unable to lease the building, the disproportionate allocation might, depending on all the facts and circumstances, properly be treated as an allocation of the architect’s distributive share and a partnership distribution.79 Note that the partnership is in the business of operating an office building. Arguably, therefore, the architect did not perform services in her capacity as a partner in the latter example either. Nonetheless, income allocated to her will be treated as her distributive share if it does not meet either the definition of a guaranteed payment or a third-party payment. Thus, for example, third-party service providers who are willing to assume substantial risk as to payment (hardly the norm) may be able to qualify as partners.

The Senate Finance Committee Report indicates that it was the intent of the Committee that provisions introduced in I.R.C. § 707 would lead to the conclusions contained in Rev. Rul. 81-30080 and Rev. Rul. 81-301,81 except that the transaction described in Rev. Rul. 81-300 (which was based upon the Pratt82 decision) would be treated as a transaction described in I.R.C. § 707(a).83

[79].	Id. at 228–29.
[80]	Rev. Rul. 81-300, 1981-2 C.B. 143. In Rev. Rul. 81-300, the IRS ruled that the fees based upon gross income of a partnership should not be treated as being determined with regard to partnership income, and so, under Rev. Rul. 81-300, the payment in Pratt (see below) would have been treated as a guaranteed payment.
[81]	Rev. Rul. 81-301, 1981-2 C.B. 144. In Rev. Rul. 81-301, a general partner was an investment adviser to the partnership, which ran a mutual fund. The adviser performed substantially the same services for other persons as an independent contractor or agent. The adviser was responsible for the adviser’s own expenses and could be removed as the investment adviser for the partnership on 60 days’ notice. The IRS concluded that because of the factors just listed, the adviser was acting as an investment adviser for the partnership, not in its capacity as a partner, but rather in the capacity of a person who is not a partner.
[82]	Pratt v. Commissioner, 64 T.C. 203 (1975), aff’d in part, rev’d in part, 550 F.2d 1023 (5th Cir. 1977). In Pratt, the general partners of a real estate limited partnership received a fee of 5% of the gross rentals received by the partnership for management services provided to the partnership by the general partners. The taxpayers in Pratt contended that the management fees should either be treated as guaranteed payments or payments to a partner other than in the partner’s capacity as a partner (which would have made them deductible to the partnership in either case). Both the Tax Court and the Court of Appeals for the Fifth Circuit held that the management fees were not deductible. Both courts held that the fees were not payments to a partner other than in the partner’s capacity as a partner because the general partners were acting in their capacities as partners performing basic duties of the partnership business pursuant to the partnership agreement.
[83]	S. Rep. No. 169, vol. 1, 98th Cong., 2d Sess. 230 (Apr. 2, 1984).

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The Staking Provider Consideration will be based upon a percentage of the gross staking rewards. The Trust and the Staking provider will each bear their own expenses. Under such circumstances, the Senate Finance Committee report would indicate that the Staking Provider is performing its services other than in a capacity as a partner.

Liquidity Program

The Liquidity Program is designed to ensure that the Trust is able, under reasonably foreseeable stressed market conditions, to meet redemption orders tendered by its APs in the normal course of business notwithstanding the staking and associated unstaking (“cool-down”) mechanics of the Tron network. Because the Trust is intended to be classified as a grantor trust for U.S. federal income tax purposes, the Liquidity Program is entirely mechanical in its operation and confers no discretionary authority on the Sponsor to vary the composition of the Trust’s assets; rather, it establishes pre-set, nondiscretionary procedures that are automatically implemented upon the occurrence of objectively measurable triggers related to redemption requests which the Trust is statutorily obligated to comply with. The Liquidity Program may only be used to satisfy a redemption request. No draw on the liquidity facility may be permitted to be outstanding more than seven days.

Rev. Proc. 2025-3184

On November 10, 2025, the IRS released Rev. Proc. 2025-31, which establishes a safe harbor for investment trusts intending to be treated as grantor trusts and engaging in staking activities. As part the safe harbor, Rev. Proc. 2025-31 describes alternative approaches to liquidity facilities that may be used by grantor trusts:

[84]	Rev. Proc. 2025-31, 2025-48 IRB 743.

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(9) When appropriate in the trustee's or sponsor's reasonable judgment to comply with the trust's liquidity risk policies and procedures required by the national securities exchange on which the interests in the trust are listed and traded, a trust may stake less than all its digital assets to create and maintain a liquidity reserve. The trust's liquidity risk policies and procedures must be based solely on factors relating to the requirement of the national securities exchange that assets be readily available to meet redemption requests within the required period. The trust may increase or decrease the liquidity reserve in compliance with its liquidity risk policies and procedures, provided that, to the extent the liquidity reserve is reduced, the trust shall resume making the digital assets not subject to the liquidity reserve available for staking as soon as and to the extent reasonably possible. On the occurrence of one or more of the events described in section 6.02(10) and (11) of this revenue procedure, the trust shall direct the staking or unstaking of a necessary number of its digital assets to satisfy its liquidity reserve as soon as and to the extent reasonably possible.

(10) In addition to holding in a liquidity reserve (as described in section 6.02(9) of this revenue procedure), if any, digital assets that are not staked, the trust also may, on a short-term temporary basis and in connection with one or more of the following events, hold additional digital assets that are not staked, provided that the trust shall make such digital assets available for staking (subject to section 6.02(9) of this revenue procedure, if applicable) as soon as and to the extent reasonably possible:

(i) the sale of digital assets for cash to pay trust expenses;

(ii) the contribution of digital assets in connection with the creation of interests in the trust or distributions of digital assets to trust interest holders in redemption of their interests in the trust;

(iii) the purchase of digital assets in connection with the creation of trust interests for cash or the sale of digital assets to make cash redemptions of trust interests; or

(iv) the ownership of additional digital assets received as, or available for receipt, as staking rewards.

(11) In addition to holding in a liquidity reserve (as described in section 6.02(9) of this revenue procedure), if any, digital assets that are not staked, the trust also may, in connection with one or more of the following events, hold additional digital assets that are not staked, provided that the trust shall make such digital assets available for staking (subject to section 6.02(9) of this revenue procedure, if applicable) as soon as and to the extent reasonably possible:

(i) obtaining or disposing of digital assets through the contingent liquidity arrangement described in section 6.02(12) of this revenue procedure pursuant to applicable law or regulatory rules;

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(ii) the sale of digital assets for cash in connection with the trust's liquidation;

(iii) the need to take protective measures against potential systemic vulnerabilities in the network's protocol, the staking smart contracts, or the validator client software;

(iv) the cessation of the arrangement between the trust and a custodian, but only with respect to the digital assets affected by the cessation;

(v) the cessation of the arrangement between a custodian and a staking provider, but only with respect to the staked digital assets affected by the cessation; or

(vi) a change in applicable law or regulation.

(12) When appropriate in the trustee's or sponsor's reasonable judgment to comply with the trust's liquidity risk policies and procedures required by the national securities exchange on which the interests in the trust are listed and traded, the trust may enter into a contingent liquidity arrangement intended to mitigate an adverse liquidity event that otherwise would prevent the fund from distributing digital assets or cash to trust interest holders in redemption of their interests in the trust, provided that the digital assets or cash obtained through the contingent liquidity arrangement are expected to be distributed, or included in a pool of assets expected to be distributed, in the near future. For purposes of the foregoing sentence, a contingent liquidity arrangement is (a) a lending facility or other arrangement permitting the trust to borrow cash or (b) an arrangement to sell or purchase digital assets for cash or digital assets on a current or deferred basis.

The Trust anticipates that its own Liquidity Program will be substantively similar to the liquidity facility described in Rev. Proc. 2025-31.

Short-Term Investment Exception

The IRS has previously ruled that investment of cash on hand in short-term investments that mature prior to a trust’s next distribution date will not create a power to vary or cause the trust to be classified as other than a grantor trust.85 The restrictions on the type of investments limited the trustee to a fixed return similar to that earned on a bank account and eliminated any opportunity to profit from market fluctuations.86

Similarly, in PLR 8905011 the IRS found that a trustee was permitted to invest only in obligations that provide full liquidity upon no more than two-day’s notice in order to coincide with the funding of approved investment proposals. The IRS concluded that the restrictions precluded the trustee from any opportunity to profit from market fluctuations and the trust should be classified as a trust and not as an association taxable as a corporation for tax purposes.

[85]	Rev. Rul. 75-192, 1975-1 C.B. 384.
[86]	See also, GCM 38311 (1980).

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Also, in PLR 20175009,87 the IRS allowed the trust to hold cash temporarily for the payment of expenses or, if the taxpayer is liquidated to redeem units without creating a power to vary.

Because the liquidity facility may only be drawn on to fund redemption requests and a draw may only be outstanding for a temporary period, the liquidity facility gives the Trust no opportunity to take advantage of market fluctuations.

WHFIT Pro-Rata Sales Exception

A temporary distortion of the trust’s portfolio created by delays in sales of trust assets to fund a redemption request is ignored and treated as a pro-rata sale to fund redemptions so long as the trustee identifies the pro-rata shares of the trust assets that are deemed to be owned by the trust interest or interests tendered for redemption and sells those assets as soon as practicable.88

The “as soon as practicable” in the Regulations suggests that although the goal is a pro rata sale, the IRS realizes that the sales may not occur simultaneously. If the sales do not occur simultaneously, the investment of the certificate holder will change, but not as a result of an attempt to take advantage of market fluctuations.

Because the liquidity facility may only be drawn on to fund redemption requests and a draw may only be outstanding for a temporary period, the liquidity facility gives the Trust no opportunity to take advantage of market fluctuations.

Ministerial Acts

Separately, the IRS has privately ruled that where the trustee only has ministerial powers to conserve the corpus, collect and distribute the income an eliminate unsound investments, a power to accept substituted securities for new securities when the issuer is default or will be in default in the reasonably foreseeable future does not cause a trust to be treated other than as a grantor trust.89

[87]	PLR 201750009 (Dec. 15, 2017).
[88]	Treas. Reg. § 1.671-5(c)(2)(iv)(G)(2)(ii).
[89]	PLR 8352054 (Sept. 27, 1983).

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The Trust is obligated to satisfy the redemption request. Doing so in the most efficient manner would be indicative of a ministerial act rather than an attempt to take advantage of market fluctuations.

Short-Term Dept Exception to UBTI

In a different context with similar issues, the IRS has ruled that that investment funds may take advantage of is the “temporary debt exception.” The temporary debt exception is not a statutory exception. It appears in a number of private letter rulings, and is based on the analysis of a revenue ruling, meaning that the IRS is more likely to respect the position of a taxpayer that the temporary debt exception applies and certain income is not debt-financed income.90 In the ruling, Rev. Rul. 78-88,91 an exempt organization transferred securities in its portfolio to a brokerage house for a temporary period to permit the brokerage house to cover short sales. In exchange, the exempt organization received cash equal to the securities as collateral, which it could invest and retain any related income. When the brokerage house returned the securities, the cash collateral was returned to the brokerage house by the exempt organization. The ruling holds first that the lending program does not give rise to UBTI because, “Congress did not intend for ordinary and routine investment activities of a section 501(a) organization in connection with its securities portfolio to be treated as the conduct of a trade or business for the purposes of section 513.” The second holding of the ruling is that the income from the invested collateral is not debt-financed income because the organization had not “incurred indebtedness for the purpose of making additional investment,” although it had clearly incurred the debt because it had the interim right to invest and retain the income from the cash received as “collateral” and the ultimate obligation to repay such cash.

The general “exception” that has developed in the line of private letter rulings based on Rev. Rul. 78-88 focuses on the length of the borrowing and the purpose of the borrowing. In each of the various fact patterns, the debt that the exempt organization incurs is or will be outstanding for a period of no more than 30 days. The purposes for incurring the debt are varied among the rulings. In one ruling, an exempt organization was an investor in a fund that incurred temporary debt in order to effect more orderly redemptions when its reserves and cash inflows were insufficient to satisfy investors’ redemption requests.92 In another, an employee benefit trust (also exempt under Section 501(a)) used temporary debt “solely for convenience in administering the plan’s exempt function, and to minimize adverse effects on the price of [the employer’s] common stock that sales of large volumes of stock in shorter periods of time might cause.”93 In yet another fact pattern, when an exempt organization determined it did not have sufficient immediately available funds to meet both its current obligations and commitments previously made to purchase program investments, the exempt organization’s wholly-owned subsidiary would use the proceeds of a temporary bank loan to purchase the program investments.94 In each instance, the IRS determined that the “transitory indebtedness” incurred qualified within the holding of Rev. Rul. 78-88 as an ordinary and routine activity of the exempt organization and that the debt was not incurred for the purpose of making additional investments to which the debt-financed property provisions apply but rather for purposes of efficiency or convenience. If an investment fund with exempt investors (to whom the investment fund’s activities are attributed if the fund is a pass-through entity) incurs debt for a short period of time to bridge a period where it does not have the immediately available funds to meet its obligations, it may be able to avoid the imposition of the unrelated debt-financed income rules through the use of the temporary debt exception.

[90]	Chief Counsel Notice 2003-14 provides that Chief Counsel attorneys may not take positions in litigation contrary to revenue rulings.
[91]	Rev. Rul. 78-88, 1978-1 C.B. 163.
[92]	PLR 200320027 (May 26, 2003).
[93]	PLR 9644063 (Nov. 1, 1996).
[94]	PLR 8721107 (Feb. 27, 1987); PLR 8721104 (Feb. 27, 1987).

August 19, 2026

Thus, in the context of determining whether debt-financed income exists, the IRS has created a non-statutory transitory indebtedness exception to reflect the practical reality that closing a deal must be done on a schedule and it may take time for the partnership to drawn on its capital commitments. The situation with the Trust drawing on a liquidity facility to fund redemptions in order to meet regulatory timelines while in the process of un-staking TRX seems from a policy perspective very similar to the IRS approach to debt-financed income. In neither case is debt intended to be other than merely facilitative and will be terminated as soon as practicable.

Limitations

This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States Federal, state, local or foreign law.

August 19, 2026

The Committee on Legal Opinions of the American Bar Association promulgated the “Third-Party Legal Opinion Report, including the Legal Opinion Accord,” (the “ABA Guidelines”) in 1991. Among other things, the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used. Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter. We hereby consent to the filing with the SEC of this letter as an exhibit to the Registration Statement and the reference to this letter and to us under the heading “United States Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

Chapman and Cutler LLP

PDCarman; H_Martin; MCWarren